As filed with the Securities and Exchange Commission on February 15, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAVRILLE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0892797
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10445 Pacific Center Court

San Diego, California 92121

(858) 526-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John P. Longenecker, Ph.D.

President and Chief Executive Officer

Favrille, Inc.

10445 Pacific Center Court

San Diego, California 92121

(858) 526-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick T. Muto, Esq.

Jane K. Adams, Esq.

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, CA 92121

(858) 550-6000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	6,058,820	(3)	$ 3.125	$ 18,933,812.50	$ 2026

(1)                  Based upon the maximum number of shares of common stock that may be sold by the selling stockholder. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)                  Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) of the Securities Act. The price per share of common stock and the maximum aggregate offering price are based on the average of the high and low sale prices of Favrille, Inc. common stock on February 12, 2007 as reported on the Nasdaq Global Market.

(3)                  Includes 250,000 shares of common stock that may be issued upon the exercise of a warrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholder may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2007

PROSPECTUS

FAVRILLE, INC.

6,058,820 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 6,058,820 shares of our common stock that we may issue to the selling stockholder listed in the section entitled “Selling Stockholder” on page 28 of this prospectus. The shares of common stock offered under this prospectus by the selling stockholder are issuable to Kingsbridge Capital Limited, or Kingsbridge, pursuant to a common stock purchase agreement between us and Kingsbridge dated December 19, 2006, and a warrant we issued to Kingsbridge on that date. We are not selling any shares under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” on page 29 of this prospectus. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is currently traded on the Nasdaq Global Market under the symbol “FVRL”. On February 13, 2007, the last reported sales price for our common stock was $3.17 per share.

Investment in our common stock involves a high degree of risk.
See the section entitled “ Risk Factors” on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February   , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement.  We have not, and the selling stockholder has not, authorized anyone to provide you with different information.  The selling stockholder is not making an offer of the common stock to be sold under this prospectus in any jurisdiction where the offer or sale is not permitted.  You should not assume that the information contained in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.

i

PROSPECTUS SUMMARY

This prospectus contains forward-looking statements which involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors referred to in “Risk Factors” and elsewhere in this prospectus.

The following summary does not contain all the information that may be important to you.  You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

Favrille, Inc.

We are a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. We have developed a proprietary technology that enables us to manufacture active immunotherapy products that are designed to stimulate a patient’s immune system to mount a specific and sustained response to disease. Our lead product candidate, FavId®, is an active immunotherapy for the treatment of B-cell non-Hodgkin’s lymphoma, or NHL. We initiated a randomized, placebo-controlled, double-blind pivotal Phase 3 clinical trial of FavId in patients with follicular B-cell NHL in July 2004 and completed patient enrollment in January 2006 with 349 patients randomized into the trial. In January 2006 we announced that we received Fast Track designation from the U.S. Food and Drug Administration, or FDA, for FavId.

FavId is being developed for use following treatment with existing standards of care to extend time to disease progression, or TTP, in patients with B-cell NHL. Our Phase 3 clinical trial is designed to evaluate FavId’s ability to extend TTP in patients with follicular B-cell NHL following treatment with Rituxan®, which is the current standard of care for indolent B-cell NHL. Follicular B-cell NHL is the most common form of the indolent disease. We presented the results of an interim analysis of a secondary endpoint, response rate improvement, in our Phase 3 clinical trial of FavId at the American Society of Hematology, or ASH, Annual Meeting in Orlando in December 2006. While our Data Monitoring Committee concluded that the interim analysis did not demonstrate a statistically significant difference between treatment and control groups for the secondary endpoint , we were encouraged by the high rate of complete remissions in the blinded analysis which we believe indicates that we have enrolled an appropriate population for an assessment of our primary endpoint, TTP. Analysis of TTP is expected during the fourth quarter of 2007.

 In addition to our pivotal Phase 3 clinical trial, FavId has been evaluated in several multi-center, open-label Phase 2 clinical trials involving more than 130 patients. Long-term follow-up data from our 89-patient Phase 2 clinical trial of FavId following Rituxan therapy in patients with follicular B-cell NHL suggest that the administration of FavId following Rituxan may extend TTP compared to historical data of Rituxan alone. In particular, the data showed that patients who had a clinical response to Rituxan and then received FavId had not reached median TTP 37 months from the end of patient enrollment. Furthermore, 11 of the 13 patients in the trial who converted to complete remission following the initiation of FavId remained in complete remission as of January 2007.

We believe that our proprietary technology will enable us to manufacture FavId in a timely and cost-effective manner and will therefore allow us to offer a treatment option not currently available to physicians and patients.

We believe FavId may be effective in treating other types of B-cell NHL. Four additional Phase 2 clinical trials of FavId are ongoing. One of these clinical trials is being conducted under a separate physician-sponsored Investigational New Drug, or IND, application in the United States. Moreover, we believe our active immunotherapy expertise and proprietary manufacturing technology may enable us to develop additional product candidates for other oncology indications, such as T-cell lymphoma. In June 2006, we received an allowance from the FDA for an IND for our second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma. We have retained exclusive worldwide commercialization rights to all of our product candidates.

We were incorporated in the State of Delaware in January 2000. As of September 30, 2006, we had not generated any revenues, and we had financed our operations and internal growth through private placements of our common stock and warrants, equipment and leasehold debt financings and the sale of common stock in our initial public offering, or IPO, in February 2005. We are a development stage company and have incurred significant losses since our inception in 2000, as we have devoted substantially all of our efforts to research and development activities, including clinical trials. As of September 30, 2006, our deficit accumulated during the development stage was approximately $145.6 million. We expect to incur substantial and increasing losses for the next several years as we:

•     continue to develop and prepare for the commercialization of our lead product candidate, FavId;

•     expand our research and development programs;

•     expand our current manufacturing capabilities to support commercial manufacturing of FavId; and

•     acquire or in-license oncology products that are complementary to our own.

Our principal executive offices are located at 10445 Pacific Center Court, San Diego, California 92121. Our telephone number is (858) 526-8000. Our website is www.favrille.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus. FavId®, Favrille and our logo are our trademarks, and we have registered Favrille and our logo with the United States Patent and Trademark Office and have registered some of our trademarks in other countries. All other trademarks or tradenames appearing in this prospectus are the property of their respective owners. Unless the context indicates otherwise, as used in this prospectus, the terms “Favrille,” the “Company,” “we,” “us” and “our” refer to Favrille, Inc.

Equity Financing Facility With Kingsbridge

On December 19, 2006, we entered into a committed equity financing facility, or CEFF, with Kingsbridge, pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $40.0 million of our common stock. In connection with the CEFF, we entered into a common stock purchase agreement and registration rights agreement with Kingsbridge, both dated December 19, 2006, and on that date we also issued a warrant to Kingsbridge to purchase 250,000 shares of our common stock at an exercise price of $3.98 per share. This warrant is exercisable beginning on June 19, 2007 and for a period of five years thereafter, subject to earlier termination in specified circumstances.

The common stock purchase agreement entitles us to sell and obligates Kingsbridge to purchase, from time to time over the 36-month period described below, shares of our common stock for cash consideration up to an aggregate of $40.0 million, subject to specified conditions and restrictions. The shares of common stock that may be issued to Kingsbridge under the common stock purchase agreement and the warrant will be issued pursuant to an exemption from registration under the Securities Act of 1933, as amended, or the Securities Act. Pursuant to the registration rights agreement, we have filed a registration statement of which this prospectus is a part, covering the possible resale by Kingsbridge of any shares that we may issue to Kingsbridge under the common stock purchase agreement or upon exercise of the warrant. Through this prospectus, the selling stockholder may from time to time offer to the public for resale shares of our common stock that we may issue to Kingsbridge pursuant to the common stock purchase agreement, or that Kingsbridge may acquire upon exercise of the warrant.

For a period of 36 months from the first trading day following the effectiveness of the registration statement of which this prospectus is a part, we may, from time to time, at our discretion, and subject to specified conditions that we must satisfy, draw down funds under the CEFF by selling shares of our common stock to Kingsbridge. The purchase price of these shares will be at a discount of up to ten percent from the volume weighted average price of our common stock for each of the eight trading days following our election to sell shares, or “draw down” under the CEFF. The discount on each of these eight trading days will be determined as follows:

VWAP*	PERCENT OF VWAP	(APPLICABLE DISCOUNT)

Greater than $8.25 per share	94%	(6)%

Equal to or greater than $5.01 per share but less than or equal to $8.25 per share	92%	(8)%

Equal to or greater than $1.75 per share but less than or equal to $5.00 per share	90%	(10)%

*                 As set forth in the common stock purchase agreement, “VWAP” means the volume weighted average price (the aggregate sales price of all trades of our common stock during each trading day divided by the total number of shares of our common stock traded during that trading day) of our common stock during any trading day as reported by Bloomberg, L.P. using the AQR function. The VWAP and corresponding discount will be determined for each of the eight trading days during a draw down pricing period.

During the eight trading day pricing period for a draw down, if the VWAP for any one trading day is less than the greater of:

•                              90% of the closing price of our common stock on the trading day immediately preceding the beginning of the draw down period,

•                              the price per share of common stock specified in the draw down notice in respect of the related draw down period, or Threshold Price, if such Threshold Price is greater than 90% of the closing price of our common stock on the trading day immediately preceding the beginning of the draw down period, or

•                              $1.75,

the VWAP for that trading day will not be used in calculating the number of shares to be issued in connection with that draw down, and the draw down amount for that pricing period will be reduced by one-eighth of the draw down amount initially specified. In addition, if trading in our common stock is suspended for any reason for more than three consecutive or non-consecutive hours during any trading day during a draw down pricing period, that trading day will not be used in calculating the number of shares to be issued in connection with that draw down, and the draw down amount for that pricing period will be reduced by one-eighth of the draw down amount initially specified.

The maximum number of shares of common stock that we can issue pursuant to the CEFF is 5,808,820 shares (which number shall include any shares of our common stock that may be issued in connection with a “blackout” notice pursuant to our registration rights agreement with Kingsbridge), and there are an additional 250,000 shares of common stock issuable upon exercise of the warrant that we issued to Kingsbridge in connection with Kingsbridge’s entry into the CEFF. We may exercise our right to draw down amounts under the CEFF, if and to the extent available, shortly after the effectiveness of the registration statement of which this prospectus is a part, and at such times as we have a need for additional capital and when we believe that sales of stock under the CEFF provide an appropriate means of raising capital.

Our ability to require Kingsbridge to purchase our common stock is subject to various limitations. The maximum dollar amount of shares that we may require Kingsbridge to purchase in any draw down pricing period under the CEFF is equal to the lesser of $10 million or 1.75% of our market capitalization at the time of the delivery of the applicable draw down notice.

Unless Kingsbridge agrees otherwise, a minimum of three trading days must elapse between the expiration of any draw down pricing period and the beginning of the next succeeding draw down pricing period.

During the term of the CEFF, without the prior written consent of Kingsbridge, which may be withheld in its sole discretion, we may not (i) issue any rights, warrants or options to subscribe for or purchase our common stock, or any other securities directly or indirectly convertible into or exchangeable or exercisable into shares of our common stock, at an effective conversion, exchange or exercise price that varies or may vary with or is otherwise issuable in relation to the market price of our common stock, including by way of one or more resets to any fixed price; (ii) make any “at-the-market offering” (as defined in Rule 415(a)(4) under the Securities Act or any successor rule thereto) of our securities; or (iii) enter into any equity line or other form of financing that is substantially similar to the arrangement provided for in the CEFF. Except for the foregoing restrictions, the CEFF does not prohibit us from conducting additional debt or equity financings, other than during the eight trading day pricing period for a draw down. For the avoidance of confusion, except during the eight trading day pricing period for a draw down, the CEFF does not prohibit us from undertaking (i) a customary, firm-commitment underwritten public offering of our securities or (ii) a registered direct public offering or an unregistered private placement of our securities where the price per share of such securities is fixed concurrently with the execution of definitive documentation relating to the offering or placement, as applicable.

The issuance of our common stock under the CEFF or upon exercise of the Kingsbridge warrant will have no effect on the rights or privileges of existing holders of common stock except that the voting interests and the economic interests of existing stockholders will be diluted as a result of the issuance. Although the number of shares of common stock that stockholders presently own will not decrease, these shares will represent a smaller percentage of our total shares that will be outstanding after any issuances of shares of common stock to Kingsbridge. If we draw down amounts under the CEFF when our stock price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Such issuances will have a dilutive effect and may further decrease our stock price.

Kingsbridge agreed in the common stock purchase agreement that during the term of the CEFF, neither Kingsbridge nor any of its affiliates, nor any entity managed or controlled by it, will enter into or execute, or cause any person or entity to enter into or execute, any short sale of any shares of our common stock as defined in Regulation SHO promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Before Kingsbridge is obligated to buy any shares of our common stock pursuant to a draw down, the following conditions, none of which is in the control of Kingsbridge, must be met as of the draw down exercise date and the date upon which each settlement of the purchase and sale of our common stock occurs:

•                 Each of our representations and warranties in the common stock purchase agreement must be true and correct in all material respects as of the date when made as though made at that time, except for representations and warranties that are expressly made as of a particular date.

•                 We must have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the common stock purchase agreement, the registration rights agreement and the warrant to be performed, satisfied or complied with by us.

•                 We must have complied in all respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the common stock purchase agreement and the consummation of the transactions contemplated by it, except for any noncompliance that generally would not have a material adverse effect on our business.

•                 The registration statement, which includes this prospectus, shall have previously become effective and shall remain effective, and neither we nor Kingsbridge shall have received notice that the Securities and Exchange Commission, or SEC, has issued or intends to issue a stop order with respect to the registration statement or otherwise has suspended or withdrawn its effectiveness or intends or has threatened to do so, and no other suspension of the use of or withdrawal of the effectiveness of the registration statement or this prospectus shall exist.

•                 We shall not have knowledge of any event that could reasonably be expected to have the effect of causing the registration statement applicable to the resale of shares of our common stock by Kingsbridge to be suspended or otherwise ineffective.

•                 Trading in our common stock shall not have been suspended by the SEC, the Nasdaq Global Market or the National Association of Securities Dealers and trading in securities generally on the Nasdaq Global Market shall not have been suspended or limited.

•                 No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority which prohibits the consummation of any of the transactions contemplated by the common stock purchase agreement.

•                 No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against us or any of our officers, directors or affiliates seeking to enjoin, prevent or change the transactions contemplated by the common stock purchase agreement.

•                 We shall have sufficient shares of common stock, calculated using the closing price of our common stock as of the trading day immediately preceding a draw down, registered under the registration statement to issue and sell such shares in accordance with such draw down.

•                 We shall not be in default in any material respect under the warrant to purchase 250,000 shares of our common stock issued to Kingsbridge in connection with the CEFF.

•                 Kingsbridge must receive an opinion of our legal counsel in the form previously agreed to.

•                 We must be current on all undisputed expense invoices that we are required to pay pursuant to the common stock purchase agreement.

There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the common stock purchase agreement or that we will be able to draw down any portion of the amounts available under the CEFF.

Pursuant to our registration rights agreement with Kingsbridge, we have filed a registration statement, which includes this prospectus, with the SEC relating to the resale by Kingsbridge of any shares of common stock purchased by Kingsbridge under the common stock purchase agreement or issued to Kingsbridge as a result of the exercise of the Kingsbridge warrant. As described more fully above, the effectiveness of the registration statement of which this prospectus is a part is a condition precedent to our ability to sell common stock to Kingsbridge under the common stock purchase agreement. We are entitled in certain circumstances, including the existence of certain kinds of nonpublic information, to deliver a “blackout” notice to Kingsbridge to suspend the use of this prospectus and prohibit Kingsbridge from selling shares under this prospectus. If we deliver a blackout notice in the 75 trading days following the settlement of a draw down and the VWAP on the trading day immediately preceding the related blackout period is greater than the VWAP on the first trading day following such blackout period, or if the registration statement of which this prospectus is a part is not effective in circumstances not permitted by the registration rights agreement, then we must pay specified amounts to Kingsbridge (or issue Kingsbridge additional shares in lieu of payment) as liquidated damages, which amounts are described in the registration rights agreement with Kingsbridge.

The foregoing summary of the CEFF does not purport to be complete and is qualified by reference to the common stock purchase agreement, the registration rights agreement and the warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risk factors described below, as well as in our subsequent filings with the SEC. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to the Development of Our Product Candidates

We are dependent on the success of our lead product candidate, FavId, and we cannot be certain that it will be commercialized.

We have expended significant time, money and effort in the development of our lead product candidate, FavId, which is still in clinical development, has not yet received regulatory approval and may never be commercialized. In order to commercialize FavId, we will need to demonstrate to the FDA and other regulatory agencies that it satisfies rigorous standards of safety and effectiveness. We completed patient enrollment in a pivotal Phase 3 clinical trial of FavId following Rituxan for the treatment of follicular B-cell NHL in January 2006.

We are also evaluating FavId for use in other B-cell NHL indications. However, even if we were to receive regulatory approval of FavId for the treatment of follicular B-cell NHL or the other indications we are exploring, our ability to successfully commercialize FavId could be jeopardized by the emergence of a competitive product that exhibits greater efficacy, longer duration of response or other benefits. In addition, because our initial regulatory and marketing strategy contemplates the administration of FavId to patients following treatment with Rituxan, the commercial opportunity for FavId may be limited by the degree to which oncologists continue to use Rituxan to treat indolent B-cell NHL. Furthermore, to the extent FavId fails to gain market acceptance for its initial indication, it may be more difficult for us to generate sufficient credibility with physicians and patients to commercialize FavId for other indications.

Other than FavId, we have only two other product development programs, which are at significantly earlier stages of development.  In June 2006, we received an allowance from the FDA for an IND for a product candidate, FAV-201, from one of these programs for the treatment of cutaneous T-cell lymphoma. We have ongoing preclinical studies to assess the applicability of our technology to autoimmune diseases, with an initial focus on multiple sclerosis. We cannot be certain that we will be able to successfully develop any product candidate from these development programs. We cannot be certain that the clinical development of FavId or any other product candidate in preclinical testing or clinical trials will be successful, thatit will receive the regulatory approvals required to commercialize it, or that any of our other research programs will yield a product candidate suitable for entry into clinical trials. If we are unable to commercialize FavId or our other product candidates, we may be unable to generate sufficient revenues to attain or maintain profitability, our ability to raise additional capital will be impaired and our stock price may be negatively affected.

Failure to obtain product approvals by the FDA could harm our business.

We are subject to rigorous and extensive regulation by the FDA. In the United States, our biologic product candidates, currently in the preclinical and clinical stages of development, cannot be marketed until they are approved by the FDA. Obtaining FDA approval involves the submission of the results of preclinical studies and clinical trials of the product candidates, among other information. We may not be able to obtain FDA approval, and, even if we are able to do so, the approval process typically takes many years and requires the commitment of substantial effort and financial resources. The FDA can delay, limit or deny approval of a biologic product candidate for many reasons, including:

•                  the FDA may not find that the biologic product candidate is sufficiently safe or effective;

•                  FDA officials may interpret data from preclinical testing and clinical trials differently than we do; and

•                  the FDA may not find our manufacturing processes or facilities satisfactory.

In addition, the specific active immunotherapy technology on which FavId is based is a relatively new form of cancer therapy that presents novel issues for the FDA to consider, which may make the regulatory process especially difficult.

We cannot assure you that any of our product candidates in development will be approved in the United States in a timely fashion, or at all. Failure to obtain regulatory approval of our product candidates in a timely fashion, or at all, would prevent or delay us from marketing or selling any products and, therefore, from generating revenues from their sale. If this occurs, we may be unable to generate sufficient revenues to attain or maintain profitability, our ability to raise additional capital will be impaired and our stock price may be negatively affected. In addition, both before and after approval, we are subject to numerous FDA requirements covering, among other things, testing, manufacturing, quality control, labeling, advertising, promotion and export of biologics. Failure to comply with the law, including statutes and regulations, administered by the FDA, could result in, among others, any of the following actions:

•                  warning letters;

•                  fines and other civil penalties;

•                  unanticipated expenditures;

•                  delays in approving or refusal to approve a product candidate;

•                  product recall or seizure;

•                  interruption of production;

•                  operating restrictions;

•                  injunctions; and

•                  criminal prosecution.

Before we can seek regulatory approval of any of our product candidates, we must successfully complete clinical trials, which are uncertain.

Conducting clinical trials is a lengthy, time-consuming and expensive process, and the results of these trials are inherently uncertain. We have completed enrollment of patients in several Phase 2 clinical trials of FavId involving over 130 indolent B-cell NHL patients and are currently conducting follow-up evaluation of those patients. We completed enrollment of patients in a pivotal double-blind, placebo controlled Phase 3 clinical trial of FavId for the treatment of follicular B-cell NHL in January 2006 with 349 randomized patients. During the week of November 6, 2006, our Data Monitoring Committee completed a planned interim analysis of data from the secondary endpoint, overall response improvement, in the first 226 evaluable patients enrolled in the trial. The analysis did not demonstrate a statistically significant difference between treatment and control groups in the secondary endpoint. We anticipate the final analysis of the primary endpoint, TTP, during the fourth quarter of 2007. Four additional Phase 2 clinical trials and one additional Phase 3 clinical trial of FavId are ongoing.  One of these clinical trials is being conducted under aseparate physician-sponsored IND in the United States.  In June 2006, we received an allowance from the FDA for an IND for our second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

We have received a Special Protocol Assessment, or SPA, from the FDA for our pivotal Phase 3 clinical trial of FavId. In the SPA process, the FDA reviewed the design, size and planned analysis of our Phase 3 clinical trial and provided comments regarding the trial’s adequacy to form a basis with respect to effectiveness for approval of a Biologics Licensing Application, or BLA, if the trial meets its predetermined objectives. We will not be able to file a

BLA for FavId until after we receive an analysis of the primary endpoint, TTP, of our ongoing pivotal Phase 3 clinical trial (assuming the TTP data is positive), which analysis is anticipated in the fourth quarter of 2007, or at all. The FDA’s written agreement is binding, except in limited circumstances, such as when a substantial scientific issue essential to determining the safety or effectiveness of a product candidate is identified after the Phase 3 clinical trial is commenced. Despite having received an SPA, we may be required to conduct an additional Phase 3 clinical trial of FavId for the treatment of indolent B-cell NHL before we can apply for regulatory approval. Although the FDA typically requires successful results in two Phase 3 clinical trials to support marketing approval, the FDA has, on several occasions, approved products based on a single Phase 3 clinical trial that demonstrates a high level of statistical significance where there is an unmet need for a life-threatening condition. We currently plan to seek FDA approval of FavId based on our ongoing pivotal Phase 3 clinical trial alone. In the event that the FDA requires the results of a second Phase 3 clinical trial before accepting a BLA or before granting marketing approval of FavId, our launch of FavId would be delayed, possibly by several years, and we would incur significant costs in conducting the additional trial.

Completion of necessary clinical trials may take several years or more. Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

•                  ineffectiveness of the product candidate, or perceptions by physicians that the product candidate is not safe or effective for a particular indication;

•                  inability to manufacture sufficient quantities of the product candidate for use in clinical trials;

•                  delay or failure in obtaining approval of our clinical trial protocols from the FDA;

•                  slower than expected rate of patient recruitment and enrollment;

•                  inability to adequately follow and monitor patients after treatment;

•                  difficulty in managing multiple clinical sites;

•                  unforeseen safety issues; and

•                  government or regulatory delays.

Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and positive results in early trials may not be indicative of success in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. Negative or inconclusive results or adverse medical events during a clinical trial could cause us to repeat or terminate a clinical trial or require us to conduct additional trials. Our clinical trials may be suspended at any time for a variety of reasons, including if the FDA or we believe the patients participating in our trials are exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

Failures or perceived failures in our clinical trials will directly delay our product development and regulatory approval process, damage our business prospects, make it difficult for us to establish collaboration and partnership relationships, and negatively affect our reputation and competitive position in the pharmaceutical community.

Failure to enroll patients in our clinical trials may cause delays in developing FavId or any other product candidate.

We may encounter delays in development and commercialization, or fail to obtain marketing approval, of FavId or any other product candidate that we may develop if we are unable to enroll enough patients to complete clinical trials. Our ability to enroll sufficient numbers of patients in our clinical trials depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the trial and competing clinical trials. Although we completed patient enrollment in our pivotal Phase 3 clinical trial of FavId in January 2006, we have from time to time experienced slower-than-expected patient enrollment in our clinical trials and may do so inthe future if additional clinical trials of FavId are required or if we clinically develop any of our other product candidates. Delays in planned patient enrollment may result in increased costs and harm our ability to complete our clinical trials and obtain regulatory approval.

The development of FavId requires the continued availability of two FDA-approved drugs: GM-CSF and Rituxan.

Administration of FavId requires an adjuvant, which is a substance that is used to enhance the immune response. We use a white blood cell growth factor known as GM-CSF, which is commercially available solely from Berlex Laboratories, Inc., as an adjuvant for FavId. We currently rely on purchase orders to purchase GM-CSF for use in our clinical trials and do not have a supply agreement with Berlex. GM-CSF is an FDA-approved and commercially available drug that may be purchased by physicians. Our current strategy for the initial commercialization of FavId involves the administration of FavId following treatment with Rituxan. Rituxan is a passive immunotherapy for patients with NHL, which is also FDA-approved and is commercially available solely from Genentech, Inc. and Biogen Idec Inc. We currently rely on physicians to order and administer Rituxan to patients prior to the administration of FavId in our registration trial. If GM-CSF or Rituxan were to become unavailable as a result of regulatory actions, supply constraints or other reasons, our ability to continue the clinical development of FavId would be jeopardized.

Risks Related to Our Financial Results and Need for Financing

We have incurred significant operating losses since inception and anticipate that we will continue to incur substantial losses and negative cash flow from operations for the foreseeable future.

We are a development stage company with a limited operating history. We have financed our operations through private placements of stock and warrants, an initial public offering of our common stock and equipment and leasehold debt financing. We have incurred losses in each year since our inception in 2000. Net losses were $9.6 million and $30.3 million for the three and nine months ended September 30, 2006, respectively, and $8.5 million and $26.3 million for the three and nine months ended September 30 2005, respectively.  As of September 30, 2006, we had an accumulated deficit of $145.6 million.  These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect to incur substantial operating losses for at least the next several years. This is due primarily to the expansion of our clinical trials and research and development programs, preparations to manufacture FavId on a commercial scale, and, selling, general and administrative expenses. We also have substantial lease and debt obligations related to our new manufacturing and headquarters facilities impacting our operating expenses. We expect that our losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. We cannot guarantee that we will successfully develop, manufacture, commercialize or market any products. As a result, we cannot guarantee that we will ever achieve or sustain product revenues or profitability.

We currently have no source of revenue and may never become profitable.

Our ability to become profitable will depend upon our ability to generate revenue. To date, FavId has not generated any revenue, and we do not know when or if FavId will generate revenue. Our ability to generate revenue depends on a number of factors, including our ability to:

•                  successfully complete clinical trials for FavId;

•                  obtain regulatory approval for FavId, including regulatory approval for our commercial scale manufacturing facility and process;

•                  manufacture commercial quantities of FavId at acceptable cost levels; and

•                  successfully market and sell FavId.

We do not anticipate that we will generate revenues until 2008, at the earliest. Further, we do not expect to achieve profitability for at least several years after generating material revenues. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

We will need substantial additional funds to continue operations, which we may not be able to raise on favorable terms, or at all.

We will need substantial additional funds for existing and planned preclinical studies and clinical trials, to continue research and development activities, for lease and debt obligations related to our manufacturing and headquarter facilities, and to establish manufacturing and marketing capabilities for any products we may develop. In addition, because we do not expectto generate revenues from the sale of our product candidates for several years, if at all, we will also need to raise additional capital to fund our operations.

Our cash, cash equivalents and short-term investments were approximately $42.4 million at December 31, 2006.  On February 13, 2007, we sold $10 million of our common stock pursuant to the “shelf” Form S-3 Registration Statement we filed in June 2006 to certain of our existing investors. We will need to raise additional funds in order to commercialize FavId, including the completion of the expansion and qualification of our manufacturing facility for commercial-scale production. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect.

Our future capital requirements or the adequacy of our available funds will depend on many factors, including, but not limited to:

•                  magnitude and cost of our product development efforts and other research and development activities;

•                  rate of progress toward obtaining regulatory approval for our product candidates;

•                  costs of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•                  our ability to establish and maintain collaborative, licensing or other arrangements for the development, sale, marketing or distribution of our product candidates and the terms of those arrangements;

•                  effects of competing technological and market developments;

•                  the cost of expansion of our current facility for commercial production or the construction of a large separate commercial-scale production facility; and

•                  the success of the commercialization of FavId.

Future capital requirements will also depend on the extent to which we acquire or invest in businesses, products and technologies, but we currently have no commitments or agreements relating to any of these types of transactions.

To that end, on June 20, 2006, we filed a shelf registration statement with the SEC on Form S-3 pursuant to which we may periodically sell up to $60 million in debt securities, common stock or warrants to purchase debt securities or common stock.  Additionally, we have entered into the CEFF pursuant to which Kingsbridge committed to purchase, subject to certain conditions, up to $40.0 million of our common stock.  We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Additional funding may not be available to us, and, if available, may not be on acceptable terms. If we raise additional funds by issuing equity securities, stockholders will incur immediate dilution. If adequate funds are not available to us, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development and clinical activities. Alternatively, we may need to seek funds through arrangements with collaborative partners or others that require us to relinquish rights to technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Any of these events could have a material adverse effect on our business, results of operations, financial condition or cash flow.

Future changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue or expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business. For example, in December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” In April 2005, the SEC approved a vote that effectively required us to adopt this statement on January 1, 2006. This statement eliminates the ability to account for stock-based compensation using the intrinsic value method allowed under APB 25 and requires these transactions to be recognized as compensation expense in the statement of operations based on the fair values on the date of grant, with the compensation expense recognized over the period in which an employee or director is required to provide service in exchange for the stock award. This new requirement will result in an increase in our stock-based compensation expense, which may increase our net losses. For example, as a result of adopting SFAS 123(R), the Company’s net loss for the three and nine months ended September 30, 2006 is approximately $360,000and $830,000 larger, respectively, than if the Company had continued to account for stock-based compensation under APB 25.  Basic and diluted net loss per share for the three and nine months ended September 30, 2006 are $0.01 and $0.03 higher, respectively, than if the Company had continued to account for stock-based compensation under APB 25.

Other Risks Related to Our Business and Industry

We currently depend on single source suppliers for critical raw materials for manufacturing. The loss of these suppliers could delay our clinical trials or prevent or delay commercialization of FavId.

We currently depend on single source suppliers for critical raw materials used in the manufacture of FavId. In particular, our manufacturing process for FavId requires a foreign protein derived from shellfish that is known as keyhole limpet hemocyanin, or KLH. We purchase KLH from biosyn Arzneimittel GmbH, or biosyn, which is currently the only supplier of KLH that has submitted the required filing, known as a drug master file, to the FDA. In November 2004, we entered into an eight-year supply and license agreement with biosyn under which biosyn has agreed to supply us with KLH and we have committed to annual KLH purchase requirements during the commercialization of FavId.  In October 2006, we made a payment of $50,000 to biosyn for the achievement of a milestone.  An additional aggregate of up to $250,000 will be due upon the achievement of certain milestones, the timing of which is not known at this time.  Either party may terminate the supply agreement upon a breach by the other party that is not cured within 60 days or other events relating to insolvency or bankruptcy. If we identify another supplier of KLH of suitable quality for our purposes, we will not be able to use the supplier as a second source of KLH for the commercial manufacture of FavId unless the KLH is tested to be comparable to the existing KLH.

In addition, we depend on a single source supplier for the cell growth media we use to produce FavId. We purchase this material from Expression Systems LLC, which in turn obtains several of the components used in the cell growth media from sole suppliers. We currently rely on purchase orders to obtain this material and do not have a supply agreement with Expression Systems. We intend to qualify a second source for the cell growth media or manufacture the cell growth media in-house from commercially available raw materials but may not be able to do so.

Establishing additional or replacement suppliers for these materials may take a substantial amount of time. In addition, we may have difficulty obtaining similar materials from other suppliers that are acceptable to the FDA. If we have to switch to a replacement supplier, we may face additional regulatory delays and the manufacture and delivery of FavId, or any other product candidates that we may develop, could be interrupted for an extended period of time, which may delay completion of our clinical trials or commercialization. If we are unable to obtain adequate amounts of these materials, our clinical trials will be delayed. In addition, we will be required to obtain regulatory clearance from the FDA to use different materials that may not be as safe or as effective. As a result, regulatory approval of FavId, or any other product candidates that we may develop, may not be received at all.

We rely on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed or may not be able to obtain regulatory approval for or commercialize FavId or any other product candidates that we may develop.

Our pivotal Phase 3 clinical trial of FavId for the treatment of follicular B-cell NHL is being conducted at 67 centers in the United States and will require long-term follow up of the 342 patients randomized into the trial. One clinical trial of FavId is being conducted under the direction of a physician sponsor, rather than under our supervision. We do not have the ability to independently conduct clinical trials for FavId, or any other product candidate that we may develop, and we must rely on third parties, such as medical institutions and clinical investigators, including physician sponsors, to conduct our clinical trials. In particular, we will rely on these parties to recruit and enroll patients in our clinical trials. We also rely on third-party couriers to transport patient tissue samples and FavId. If any of the third parties upon whom we rely to conduct our clinical trials or transport patient tissue samples and immunotherapies do not comply with applicable laws, successfully carry out their obligations or meet expected deadlines, and need to be replaced, our clinical trials may be extended, delayed or terminated.

If the quality or accuracy of the clinical data obtained by medical institutions and clinical investigators, including physician sponsors and other third-party vendors involved in data management, is compromised due to their failure to adhere to applicable laws or our clinical protocols or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize FavId, or any other product candidates that we may develop. If any of our relationships with any of these organizations or individuals terminates, we believe that we would be able to enter into arrangements with alternative third parties. However, replacing any of these third parties would delay our clinical trials and could jeopardize our ability to commercialize FavId and our other product candidates on a timely basis, or at all.

Even if we obtain regulatory approval, we will continue to be subject to extensive government regulation that may cause us to delay the introduction of our products or withdraw our products from the market.

Even if we obtain regulatory approval for FavId or our other product candidates, we will still be subject to extensive regulation. These regulations will impact many aspects of our operations, including production, record keeping, quality control, adverse event reporting, storage, labeling, advertising, promotion and personnel. In addition, the later discovery of previously unknown problems may result in restrictions of the product candidates, including their withdrawal from the market. Furthermore, regulatory approval may subject us to ongoing requirements for post-marketing studies. If we or any third party that we involve in our operations fail to comply with any continuing regulations, we may be subject to, among other things, product seizures, recalls, fines or other civil penalties, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

Before we can obtain marketing approval for or commercially distribute FavId, we must have a commercial-scale facility for the manufacture of FavId. In addition, the FDA and the California Department of Health Services must find our manufacturing facility and process satisfactory.

Our manufacturing methods, equipment and processes must comply with the FDA’s current Good Manufacturing Practices, or cGMP, requirements. We may also need to perform extensive audits of vendors, contract laboratories and suppliers. The cGMP requirements govern, among other things, record keeping, production processes and controls, personnel and quality control. We have only undertaken initial steps towards achieving compliance with these regulatory requirements. Additional steps will require expenditure of significant time, money and effort. We cannot predict the likelihood that the FDA will find our facility satisfactory, even if we believe that we have taken the necessary steps to achieve compliance. If we fail to comply with these requirements or fail to pass a pre-approval inspection of our manufacturing facility in connection with an application to obtain marketing approval for FavId or another product candidate, we would not receive regulatory approval, and we would be subject to possible regulatory action.

We manufacture FavId for our ongoing pivotal Phase 3 and for the planned and ongoing Phase 2 clinical trials at our facility in San Diego. We currently lease an 80,000 square foot facility in San Diego, California under a long-term lease agreement. Our manufacturing facility consists of approximately 26,000 square feet of space in the facility. Our manufacturing facility is subject to the licensing requirements of the California Department of Health Services. Our facility was inspected and licensed by the California Department of Health Services. Our facility is subject to re-inspection at any time. Failure to maintain a license from the California Department of Health Services or to meet the inspection criteria of the California Department of Health Services would disrupt our manufacturing processes and prevent us from supplying FavId to patients. If an inspection by the California Department of Health Services indicates that there are deficiencies in our manufacturing process, we could be required to take remedial actions at potentially significant expense, and our facility may be temporarily or permanently closed.

We will need to either expand and qualify our current facility or construct and qualify a commercial scale manufacturing facility in order to commercialize FavId or any other product candidates that we may develop. We believe our current facility could be used to manufacture FavId for initial commercial launch, and we began construction to expand this facility during the second quarter of 2006. We cannot assure you that we would be able to meet commercial demand for FavId in this facility. Additionally, we may require a larger production facility to meet the demand for FavId if it is approved. We would need to raise additional debt or equity capital to finance construction of the larger facility. Such financing may not be available or, if available, may not be obtained on terms favorable to us or our stockholders.

Preparing a facility for commercial manufacturing may involve unanticipated delays and the costs of complying with FDA regulations may be significant. In addition, any material changes we make to the manufacturing process after approval may require approval by the FDA and state regulatory authorities. Obtaining these approvals is a lengthy, involved process, and we may experience delays that could limit our ability to manufacture commercial quantities, increase our costs and adversely affect our business.

We may experience difficulties in manufacturing FavId or any other product candidates that we may develop, which could prevent us from completing our ongoing clinical trials and commercializing these product candidates.

Manufacturing FavId is a complex, multi-step process that requires us to expend significant time, money and effort in production, record keeping and quality systems to assure that FavId will meet product specifications and other regulatory requirements. To date, we have manufactured FavId only for use in Phase 2 and Phase 3 clinical trials and have no experience in manufacturing FavId for the commercial quantities that might be required if we receive regulatory approval. In particular, we cannot be sure that we will be able to manufacture FavId at a cost that would enable commercial use. We may experience any of the following problems in our efforts to manufacture our product candidates for our expanding clinical trials or on a commercial scale:

•                  failure to obtain a sufficient supply of key raw materials;

•                  difficulties in completing the development and validation of the specialized assays required to ensure the consistency of our product candidates, including FavId;

•                  difficulties in obtaining adequate tumor samples from treating physicians and hospitals;

•                  difficulties in manufacturing FavId for multiple patients simultaneously;

•                  difficulties in the timely shipping of tumor samples to us or in the shipping of FavId to the treating physicians due to errors by third-party couriers, transportation restrictions or other reasons;

•                  failure to ensure adequate quality control and assurance in the manufacturing process as we increase the production quantities of FavId;

•                  difficulties in establishing and effectively managing a commercial-scale manufacturing facility;

•                  failure to comply with regulatory requirements, such as FDA regulations and environmental laws;

•                  significant changes in regulatory requirements;

•                  damage to or destruction of our manufacturing facility or equipment;

•                  difficulty in qualifying a second-source supplier for certain critical equipment; and

•                  shortages of qualified personnel.

In addition, because our manufacturing process only begins upon our receipt of a patient’s tumor biopsy, we cannot produce inventory reserves of our product candidate to be stored in anticipation of any of these potential manufacturing problems. The failure to produce an adequate supply of FavId could delay our clinical trials and, in turn, delay submission of a BLA for FavId and commercial launch. Similarly, any difficulties we experience in the manufacture and supply of other product candidates, such as FAV-201, would delay the clinical trials of those product candidates.

If our manufacturing facility is damaged or destroyed, our ability to manufacture products will be significantly affected, which could delay or prevent completion of our clinical trials and commercialization of FavId or any other product candidates that we may develop.

We currently rely on the availability and condition of our manufacturing facility in San Diego to manufacture FavId. We lease the property where this facility is located under a lease agreement that expires June 30, 2025, but may be extended at our option for two additional five-year periods. After that time, we may not be able to negotiate a new lease for our facility. If the facility or our equipment in the facility is damaged or destroyed, we will not be able to quickly or inexpensively replace our manufacturing capacity. This would significantly affect our ability to complete clinical trials of, and to manufacture and commercialize, FavId, or any other product candidates that we may develop.

In addition, our facilities have been subject to electrical blackouts as a result of a shortage of available electrical power. Although we have back-up emergency power generators to cover energy needs for key support systems, a lengthy outage could disrupt the operations of our facilities and clinical trials. While we carry business interruption insurance, this insurance may not be adequate. Any significant business interruption could cause delays in our product development and harm our business.

If we do not develop a sufficient sales and marketing force or enter into agreements with third parties to sell and market FavId, we may not be able to successfully commercialize our products, which would limit our ability to earn product revenues.

We plan to retain exclusive worldwide rights to FavId for oncology indications at least until we receive the results from the pivotal Phase 3 clinical trial. If we are successful in obtaining BLA approval or foreign marketing approval for FavId, we will need to establish sales and marketing capabilities. In the United States, we plan to do this either by establishing our own sales force or by entering into a co-promotion arrangement with a sales and distribution partner. Outside of the United States, we plan to establish strategic collaborations for the development and marketing of FavId.

We do not presently possess the resources or experience necessary to market FavId or our other product candidates ourselves, and we currently have no arrangements for the promotion or distribution of our product candidates. Our future commercial success will depend on our ability to establish our own sales and marketing infrastructure or to collaborate with third parties that have greater sales and marketing experience and resources. Developing effective internal sales and marketing capabilities, which would include the hiring of a sales force, would require a significant amount of our financial resources and time.

We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, or at all, and any sales force we do establish may not be capable of generating demand for FavId or any other product candidate we may develop. In addition, if we cannot enter into co-promotion arrangements in the United States, or other strategic collaborations for the development and marketing of FavId in other countries, in a timely manner and on acceptable terms, we may not be able to successfully commercialize FavId or any other product candidate that we may develop.

To the extent that we enter into arrangements with third parties to perform sales, marketing and distribution services, our product revenues are likely to be lower than if we directly marketed and sold FavId, or any other product candidates that we may develop. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we will not be able to generate product revenue and will not become profitable.

If physicians and patients do not use any of our products that may be approved, our ability to generate revenue in the future will be limited.

If approved, FavId and other product candidates that we may develop may not gain market acceptance among physicians, healthcare payors, patients and the medical community. Demand for any approved product that we may develop will depend on many factors, including:

•                  our ability to provide acceptable evidence of safety and efficacy;

•                  convenience and ease of administration;

•                  availability of alternative treatments;

•                  cost effectiveness;

•                  continuing widespread use of Rituxan to treat our initial target disease market;

•                  effectiveness of our regulatory and marketing strategies;

•                  prevalence and severity of adverse side effects;

•                  publicity concerning our products or competitive products; and

•                  our ability to obtain third-party coverage or reimbursement.

Furthermore, to the extent FavId fails to gain market acceptance for its initial indication, it may be more difficult for us to generate sufficient credibility with physicians and patients to commercialize FavId for other indications.

If we are unable to obtain acceptable prices or adequate coverage and reimbursement from third-party payors for FavId, or any other product candidates that we may develop, our revenues and prospects for profitability will suffer.

Our ability to commercialize FavId, or any other product candidates that we may develop, depends on the extent to which coverage and reimbursement for FavId, or any other product candidates that we may develop, will be available from:

•                  governmental payors, such as Medicare and Medicaid;

•                  private health insurers, including managed care organizations; and

•                  other third-party payors.

Many patients will not be capable of paying for FavId, or any other product candidates that we may develop, themselves and will rely on third-party payors to pay for their medical needs. The federal and state governments, insurance companies,managed care organizations and other third-party payors are actively seeking to contain or reduce costs of health care in the United States and exert increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are scrutinizing newly approved medical products and services and may not cover or may limit coverage and reimbursement for our product candidates. In particular, third-party payors may limit the indications for which they will reimburse patients who use FavId, or any other product candidates that we may develop. Cost-control initiatives could cause us to decrease the price we might establish for FavId, or any other product candidates that we may develop, which would result in lower product revenues. If the prices for FavId, or any other product candidates that we may develop, decrease or if governmental and other third-party payors do not provide adequate coverage and reimbursement levels for FavId, or any other product candidates that we may develop, our revenue and prospects for profitability will suffer.

If we are unable to establish or manage strategic collaborations in the future, our revenue and product development may be limited.

Our strategy may include reliance on strategic collaborations for co-promotion of FavId in the United States. In addition, we expect to rely on strategic collaborators for commercialization of FavId outside of the United States and, to an even greater extent, for worldwide development and commercialization of product candidates and programs for chronic autoimmune diseases, such as multiple sclerosis. To date, we have not entered into any agreements with third parties for any of these services and do not plan to establish a collaboration for FavId in the United States until we have received results of the pivotal Phase 3 clinical trial.

Establishing strategic collaborations is difficult and time-consuming. Our discussions with potential collaborators may not lead to the establishment of new collaborations on favorable terms, or at all. For example, potential partners may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position. If we successfully establish new collaborations, these relationships may never result in the successful development or commercialization of our product candidates or the generation of sales revenue. To the extent that we enter into co-promotion or other collaborative arrangements, our product revenues are likely to be lower than if we directly marketed and sold any products that we may develop.

Management of any collaborative relationship we may establish in the future will require:

•                  significant time and effort from our management team;

•                  coordination of our research and development programs with the research and development priorities of our collaborators; and

•                  effective allocation of our resources to multiple projects.

If we enter into development or commercialization collaborations, our success will in part depend on the performance of our corporate collaborators. We will not directly control the amount or timing of resources devoted by our corporate collaborators to activities related to our product candidates. Our corporate collaborators may not commit sufficient resources to our research and development programs or the commercialization, marketing or distribution of our product candidates. If any corporate collaborator fails to commit sufficient resources, our preclinical or clinical development related to the collaboration could be delayed or terminated. Also, our collaborators may pursue development or commercialization of other products, product candidates or alternative technologies in preference to our product candidates. Finally, our collaborators may terminate our relationships, and we may be unable to establish additional corporate collaborations in the future on acceptable terms, or at all.

Our efforts to discover, develop and commercialize new product candidates beyond FavId are at an early stage and are subject to a high risk of failure.

Our strategy is focused on the research, development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The process of successfully developing product candidates is very time-consuming, expensive and unpredictable. We have only recently begun to direct significant effort toward the development of product candidates in addition to FavId, such as FAV-201 for T-cell lymphoma and a preclinical product candidate for the treatment of multiple sclerosis. We do not know whether our planned preclinical studies or clinical trials for these other product candidates will begin on time or be completed on schedule, or at all. In addition, we do not know whether these clinical trials will result in marketable products. Typically, there is a high rate of attrition for product candidates in preclinical and clinical trials. We do not anticipate that any of our product candidates will reach the market for at least several years.

We may not identify, develop or commercialize any additional new product candidates from our proprietary active immunotherapy technology. Our ability to develop successfully any of these product candidates depends on our ability to demonstrate safety and efficacy in humans through extensive preclinical testing and clinical trials and to obtain regulatory approval from the FDA and other regulatory authorities. Development of our product candidates will also depend substantially upon the availability of funding for our research and development programs.

If our competitors develop and market products that are more effective than our existing product candidates or others we may develop, or obtain marketing approval before we do, our commercial opportunity may be reduced or eliminated.

The development and commercialization of new pharmaceutical products for the treatment of cancer and autoimmune diseases is competitive, and we will face competition from numerous sources, including major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Many of our competitors have substantially greater financial and technical resources and development, production and marketing capabilities than we do. In addition, many of these companies have more experience than we do in preclinical testing, clinical trials and manufacturing of biologic therapeutics, as well as in obtaining FDA and foreign regulatory approvals. We will also compete with academic institutions, governmental agencies and private organizations that are conducting research in the fields of cancer and autoimmune disease. Competition among these entities to recruit and retain highly qualified scientific, technical and professional personnel and consultants is also intense.

We are aware of a number of companies that are developing active immunotherapies to treat B-cell NHL. Genitope Corporation is evaluating its idiotype immunotherapy product candidate in a Phase 3 clinical trial in patients with follicular B-cell NHL who are in remission following prior treatment with chemotherapy. Antigenics, Inc. completed a Phase 2 clinical trial evaluating its active immunotherapy candidate in indolent NHL patients. The NCI is also conducting a Phase 3 clinical trial of an active idiotype immunotherapy in collaboration with Accentia Biopharmaceuticals.

Several companies are engaged in the development and commercialization of passive immunotherapy products for the treatment of B-cell NHL that may compete with FavId. Genentech and Biogen Idec are co-marketing Rituxan for the treatment of relapsed or refractory, indolent B-cell NHL. Biogen Idec is also marketing Zevalin, its passive radioimmunotherapy product. GlaxoSmithKline plc currently markets Bexxar, a passive radioimmunotherapy product.

The most recent advances in the treatment of B-cell NHL have involved the combination of existing products and changes to approved schedules and doses, particularly for Rituxan. Numerous clinical trials reported in recent years have indicated that additional doses of Rituxan and maintenance dosing of Rituxan can improve TTP in patients who respond to therapy. Combination therapies involving chemotherapeutic or immunostimulatory drugs in combination with Rituxan at various doses and schedules may provide patients with an increase in TTP over that expected with Rituxan alone. Accordingly, we may face competition as a result of developments in this area.

We expect that our ability to compete effectively will depend upon our ability to:

•                  successfully and rapidly complete clinical trials and obtain all requisite regulatory approvals in a cost-effective manner;

•                  reliably and cost-effectively manufacture sufficient quantities of our products;

•                  maintain a proprietary position for our manufacturing process and other technology;

•                  price our products competitively;

•                  obtain appropriate reimbursement approvals for our products;

•                  establish an adequate sales and marketing force for our products; and

•                  attract and retain key personnel.

In addition, our ability to compete effectively will depend on the relative efficacy and safety of other active immunotherapy products approved for sale as compared to our own products.

We are subject to new legislation, regulatory proposals and managed care initiatives that may increase our costs of compliance and adversely affect our ability to market our products, obtain collaborators and raise capital.

There have been a number of legislative and regulatory proposals aimed at changing the healthcare system and pharmaceutical industry, including reductions in the cost of prescription products and changes in the levels at which consumers and healthcare providers are reimbursed for purchases of pharmaceutical products. For example, the Prescription Drug and Medicare Improvement Act of 2003 was recently enacted. This legislation provides a new Medicare prescription drug benefit beginning in 2006 and mandates other reforms. Although we cannot predict the full effects on our business of the implementation of this new legislation, it is possible that the new benefit, which will be managed by private health insurers, pharmacy benefit managers and other managed care organizations, will result in decreased reimbursement for prescription drugs, which may further exacerbate industry-wide pressure to reduce the prices charged for prescription drugs. This could harm our ability to market our products and generate revenues.

We depend on attracting and retaining key scientific and management personnel to advance our technology, and the loss of these personnel could impair the development of our products.

Our success depends on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. We are highly dependent upon our senior management and scientific staff, particularly John P. Longenecker, Ph.D., our President and Chief Executive Officer, and Daniel P. Gold, Ph.D., one of our co-founders and our Chief Scientific Officer. The loss of services of Dr. Longenecker or Dr. Gold, or one or more of our other members of senior management, could delay or prevent the successful completion of our pivotal Phase 3 clinical trial or the commercialization of FavId. Although we have employment agreements with each of our executives, their employment with us is “at will,” and each executive can terminate his or her agreement with us at any time. We do not carry “key person” insurance covering members of senior management, other than Drs. Longenecker and Gold. This insurance may not continue to be available on commercially reasonable terms and may prove inadequate to compensate us for the loss of their services.

The competition for qualified personnel in the biotechnology field is intense. In particular, our manufacturing process depends on our ability to attract and retain qualified manufacturing and quality control personnel. We will need to hire additional personnel as we continue to expand our manufacturing, research and development activities. We may not be able to attract and retain quality personnel on acceptable terms given the competition for such personnel among biotechnology, pharmaceutical and other companies. We are not aware of any key personnel planning to retire or terminate their employment in the near future.

We will need to increase the size of our organization, and we may experience difficulties in managing growth.

As of September 30, 2006, we had 150 employees. Of these, 121 employees were in research and development comprised of 86 in manufacturing, quality control and quality assurance, 32 in research and process development, and three members of senior management.  Of the remaining employees, three were members of senior management and 26 were in marketing, general and administration. We will need to expand our financial, managerial, operational and other resources in order to continue our clinical trials and commercialize FavId, FAV-201, or any other product candidates that we may develop. Future growth would impose significant added responsibilities on our management team, including the need to identify, recruit, maintain and integrate additional employees. Our ability to commercialize FavId, FAV-201, or any other product candidates that we may develop, and our future financial performance in general, will depend in part on our ability to manage any future growth effectively. In order to meet these challenges, we would need to:

•                  manage our clinical trials effectively;

•                  manage our research and development efforts effectively;

•                  develop our administrative, accounting and management information systems and controls; and

•                  hire, train and integrate additional management, administrative, manufacturing and sales and marketing personnel.

We may not be able to accomplish these tasks, and our failure to accomplish any of them could harm our business or future prospects.

If we use biological and hazardous materials in a manner that causes injury or violates laws, we may be liable for damages.

Our research and development and manufacturing activities involve the use of biological and hazardous materials that could be dangerous to human health, safety or the environment. Although we believe our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our resources. We currently maintain property and casualty insurance coverage which covers liability for hazardous and controlled materials. However, this insurance coverage may not be sufficient to cover our liability and we may not be able to obtain sufficient coverage in the future at a reasonable cost. In addition, we may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration, or OSHA, and the Environmental Protection Agency, or EPA, and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA, the EPA or other agencies may adopt regulations that adversely affect our research and development programs.

We face a risk of product liability claims and may not be able to obtain adequate insurance.

Our business exposes us to potential liability risks that may arise from the clinical testing of our product candidates and the manufacture and sale of any approved products. These risks will exist even with respect to those product candidates that are approved for commercial sale by the FDA and manufactured in facilities regulated by the FDA. Any product liability claim or series of claims brought against us could significantly harm our business by, among other things, reducing demand for our products, injuring our reputation and creating significant adverse media attention and costly litigation. Plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. Any judgment against us that is in excess of our insurance policy limits would have to be paid from our cash reserves, which would reduce our capital resources. We currently maintain clinical trial insurance. Although we believe our current insurance coverage is adequate, we cannot be certain that it will be sufficient. Furthermore, we cannot be certain that our current insurance coverage will continue to be available, or that increased coverage, which will be necessary if we are able to commercialize our products, will be available in the future on reasonable terms, or at all. Further, we may not have sufficient capital resources to pay a judgment, in which case our creditors could levy claims against our assets, including our intellectual property.

We could be negatively impacted by future interpretation or implementation of federal and state fraud and abuse laws, including anti-kickback laws and other federal and state anti-referral laws.

If we are able to commercialize FavId or any other product candidates that we may develop, we will be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws and physician self-referral laws. Violations of these laws are punishable by criminal and civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal and state healthcare programs, including Medicare, Medicaid and Veterans Administration health programs. Because of the far-reaching nature of these laws, we may be required to alter one or more of our practices to be in compliance with these laws. Healthcare fraud and abuse regulations are complex, and even minor, inadvertent irregularities can potentially give rise to claims that a statute or prohibition has been violated. Any violations of these laws, or any action against us for violation of these laws, even if we successfully defend against it, could result in a material adverse effect on our business, financial condition and results of operations. If there is a change in law, regulation or administrative or judicial interpretations, we may have to change our business practices or our existing business practices could be challenged as unlawful, which could have a material adverse effect on our business, financial condition and results of operations. In addition, some allegations under these laws have been claimed to violate the False Claims Act, discussed in more detail below.

In addition, if we are able to commercialize FavId or any other product candidates that we may develop, we could become subject to false claims litigation under federal statutes, which can lead to civil money penalties, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. These false claims statutes include the False Claims Act, which allows any person to bring suit on behalf of the federal government alleging the submission of false or fraudulent claims, or causing to present such false or fraudulent claims, under federal programs or contracts claims or other violations of the statute and to share in any amounts paid by the entity to the government in fines or settlement. These suits against biotechnology companies have increased significantly in recent years and have increased the risk that a healthcare company will have to defend a false claim action, pay fines or be excluded from the Medicare, Medicaid or other federal and state healthcare programs as a result of an investigation arising out of such action. We cannot assure you that we will not become subject to such litigation or, if we are not successful in defending against such actions, that such actions will not have a material adverse effect on our business, financial condition and resultsof operations. In addition, we cannot assure you that the costs of defending claims or allegations under the False Claims Act will not have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property and Potential Litigation

If we are unable to obtain and maintain protection for our intellectual property, the value of our technology and products may be adversely affected.

Our business and competitive positions are dependent upon our ability to protect our proprietary technology. Our success will depend in large part on our ability to obtain and maintain patent protection for our product and technologies, preserve trade secrets and operate without infringing the intellectual property right of others. Because of the substantial length of time and expense associated with development of new products, we, along with the rest of the biopharmaceutical industry, place considerable importance on obtaining and maintaining patent protection for new technologies, products and processes. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies, including us, are generally uncertain and involve complex legal and factual questions. Our patent applications may not protect our technologies and products because, among other things:

•                  there is no guarantee that any of our pending patent applications will result in issued patents;

•                  we may develop additional proprietary technologies that are not patentable;

•                  there is no guarantee that any patents issued to us, our collaborators or our licensors will provide a basis for a commercially viable product;

•                  there is no guarantee that any patents issued to us or our collaborators or our licensors will provide us with any competitive advantage;

•                  there is no guarantee that any patents issued to us or our collaborators or our licensors will not be challenged, circumvented or invalidated by third parties; and

•                  there is no guarantee that any patents previously issued to others or issued in the future will not have an adverse effect on our ability to do business.

We attempt to protect our intellectual property position by filing United States patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Currently we own U.S. Patent No. 6,911,204 concerning the treatment of NHL with our technology together with four pending United States patent applications covering methods of treating immune system diseases, including B-cell and T-cell lymphomas, using our proprietary immunotherapy production methods, as well as methods for combining the idiotype immunotherapies with other therapies that are used to treat diseases of the immune system.

Outside of the United States, we have six issued patents and over twenty pending patent applications.  Limitations on patent protection in some countries outside the United States, and the differences in what constitutes patentable subject matter in these countries, may limit the protection we have under patents issued to us outside of the United States. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws of the United States. In determining whether or not to seek a patent or to license any patent in a particular foreign country, we weigh the relevant costs and benefits, and consider, among other things, the market potential of our product candidates in the jurisdiction, and the scope and enforceability of patent protection afforded by the law of the jurisdiction. Failure to obtain adequate patent protection for our proprietary product candidates and technology would impair our ability to be commercially competitive in these markets.

Although we believe our issued patents, as well as our patent applications if they issue as patents, will provide a competitive advantage, we may not be able to develop additional patentable products or processes.  Further, we may not be able to obtain patents from any of the pending applications. Even if patent claims are allowed, the claims may not issue, or in the event of issuance, may not be sufficient to protect our technology. In addition, any patents or patent rights we obtain may be circumvented, challenged or invalidated by our competitors.

We are not able to prevent others, including potential competitors, from using certain types of patient-specific idiotype protein-KLH conjugates, like those we use in our lead product candidate, FavId, for the treatment of indolent B-cell NHL.

Certain types of patient-specific idiotype-KLH conjugates, comprising single idiotype proteins, and their use for the treatment of indolent B-cell NHL are in the public domain and therefore cannot be patented. Consequently, we may only be able to seek patent protection for methods of treating immune system diseases, including B-cell and T-cell lymphomas, using our proprietary immunotherapy production methods for making idiotype protein conjugates and compositions comprising such conjugates, as well as methods for combining the idiotype or T-cell receptor-based immunotherapies with other therapies that are used to treat diseases of the immune system. As a result, we may not be able to prevent other companies using different manufacturing processes from developing active immunotherapies that directly compete with FavId.

We may have to engage in costly litigation to enforce our proprietary rights or to defend challenges to our intellectual property by our competitors, which may harm our business, results of operations, financial condition and cash flow.

The pharmaceutical field is characterized by a large number of patent filings involving complex legal and factual questions, and, therefore, we cannot predict with certainty whether our patents will be enforceable. Competitors may have filed applications for or have been issued patents and may obtain additional patents and proprietary rights related to products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests that may have been issued to others. Litigation may be necessary to protect our patent position, and we cannot be certain that we will have the required resources to pursue litigation or otherwise to protect our patent rights. In addition, our efforts to protect our patents may not be successful.

Our ability to market our products may be impaired by the intellectual property rights of third parties.

Our commercial success will depend in part on not infringing the patents or proprietary rights of third parties. We are aware of competing intellectual property relating to active idiotype immunotherapies for cancer. Competitors or third parties may be issued, or may currently hold, patents that may cover subject matter that we use in developing the technology required to bring our product candidates to market, that we use in producing our product candidates, or that we use in treating patients with our product candidates. In addition, from time to time we receive correspondence inviting us to license patents from third parties. While we currently believe we have freedom to operate in our area, others may challenge our position in the future. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights.

While we believe that our pre-commercialization activities fall within the scope of an available exemption against patent infringement provided by 35 U.S.C. §271(e), and that our subsequent manufacture of our commercial products will also not require the license of any patents, claims may be brought against us in the future based on these or other patents held by others. As our product candidates progress toward commercialization, competitors or other parties may assert that we infringe on their patents or proprietary rights.

In particular, we are aware of the following third party patents:

•                  Genentech and City of Hope National Medical Center hold patent rights related to the expression of recombinant antibodies;

•                  Genitope holds patent rights relating to immunotherapy using idiotype proteins produced using T-lymphoid cells for the treatment of B-Cell lymphoma; and

•                  Schering Corp. holds patent rights relating to the use of GM-CSF as a vaccine adjuvant for use against infectious diseases.

The first patent listed above was issued to Genentech in 2001. We do not believe that this patent covers our technology, and we note that in May 2005, a third party filed a request for reexamination of this patent with the U.S. Patent and Trademark Office, requesting that the claims of this patent be reexamined as to their patentability; the reexamination is currently pending.  If this patent reissues and we decide to attempt to obtain a license for this patent, we cannot guarantee that we would be able to obtain such a license on commercially reasonable terms, or at all.

Additionally, because patent prosecution can proceed in secret prior to issuance of a patent, third parties may obtain other patents with claims of unknown scope relating to our product candidates, which they could attempt to assert against us. Further, as we develop our products, we may infringe the current patents of third parties or patents that may issue in the future.  Third parties could bring legal actions against us claiming damages and seeking to enjoin clinical testing,manufacturing and marketing of the affected product or products. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross-licenses to our patents. However, there can be no assurance that any such license will be available on acceptable terms or at all. To enforce patents issued to us or to determine the scope and validity of other parties’ proprietary rights, we may also become involved in litigation or in interference proceedings declared by the United States Patent and Trademark Office, which could result in substantial costs to us, regardless of the outcome of the litigation, or an adverse decision as to the priority of our inventions. Ultimately, as a result of patent infringement claims, our business could be harmed and we could be prevented from commercializing a product, or forced to cease some aspect of our business operations.

If we are not able to protect and control unpatented trade secrets, know-how and other technological innovation, we may suffer competitive harm.

We also rely on trade secrets to protect our technology, particularly when we do not believe that patent protection is appropriate or available. However, trade secrets are difficult to protect. We attempt to protect our trade secrets by requiring each of our employees, consultants and advisors to execute a non-disclosure and assignment of invention agreement before beginning his or her employment, consulting or advisory relationship with us. We cannot guarantee that these agreements will provide meaningful protection, that these agreements will not be breached, that we will have an adequate remedy for any such breach, or that our trade secrets will not otherwise become known or independently developed by a third party. Our trade secrets, or those of our future collaborators, may become known or may be independently discovered by others, which could adversely affect the competitive position of our product candidates.

Risks Related to the Securities Markets and Ownership of Our Common Stock

Until our initial public offering in February 2005, there was no public market for our common stock, and the price of our common stock may be volatile and could decline significantly.

Until our initial public offering, or IPO, in February 2005, there was no public market for our common stock, and despite our IPO, an active public market for these shares may not develop or be sustained. Our stock price has traded in the range of $7.77- $2.39 from the commencement of our IPO on February 2, 2005 to February 13, 2007.

The stock market in general has been experiencing dramatic fluctuations that have often been unrelated to the operating performance of companies. The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. If market-based or industry-based volatility continues, the trading price of our common stock could decline significantly, independent of our actual operating performance, and you could lose all or part of your investment. The market price of our common stock could fluctuate significantly as a result of several factors, including:

•                  announcements of technological innovations or new products by us or our competitors;

•                  announcement of FDA approval or non-approval of FavId or any other product candidates that we may develop, or delays in the FDA review process;

•                  actions taken by regulatory agencies with respect to FavId and FAV-201, or any other product candidates that we may develop, or our clinical trials, manufacturing process or sales and marketing activities;

•                  regulatory developments in the United States and foreign countries;

•                  success of our research efforts and clinical trials;

•                  any intellectual property infringement lawsuit in which we may become involved;

•                  announcements concerning our competitors, or the biotechnology or biopharmaceutical industries in general;

•                  actual or anticipated fluctuations in our operating results;

•                  changes in financial estimates or recommendations by securities analysts;

•                  sales of large blocks of our common stock;

•                  sales of our common stock by our executive officers, directors and significant stockholders;

•                  changes in accounting principles; and

•                  loss of any of our key scientific or management personnel.

Specifically, you may not be able to resell your shares at or above the price you paid for such shares. In addition, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Any such litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could hurt our business, operating results and financial condition.

Concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions and depress our stock price.

As of September 30, 2006, our officers and directors, stockholders affiliated with our directors and those stockholders owning at least ten percent of our outstanding capital stock together beneficially held approximately 60.6% of our outstanding common stock on an as-converted basis. If some or all of these officers, directors and principal stockholders act together, they will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors, the merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. The interests of this concentration of ownership may not always coincide with our interests or the interests of our other stockholders. For instance, officers, directors and principal stockholders, acting together, could cause us to enter into transactions or agreements that we would not otherwise consider. Similarly, this concentration of ownership may have the effect of delaying or preventing a change in control of us otherwise favored by our other stockholders. This concentration of ownership also could depress our stock price.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and applicable Delaware law may prevent or discourage third parties or our stockholders from attempting to replace our management or influencing significant decisions.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of us or our management, even if doing so would be beneficial to our stockholders. These provisions include:

•                  dividing our board of directors into three classes serving staggered three-year terms;

•                  authorizing our board of directors to issue preferred stock without stockholder approval;

•                  prohibiting cumulative voting in the election of directors;

•                  prohibiting stockholder actions by written consent;

•                  limiting the persons who may call special meetings of stockholders;

•                  prohibiting our stockholders from making certain changes to our certificate of incorporation or bylaws except with 66.7% stockholder approval; and

•                  requiring advance notice for raising business matters or nominating directors at stockholders’ meetings.

We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder’s acquisition of our stock was approved in advance by our board of directors. Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our common stock.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We have never paid or declared any cash dividends on our capital stock and intend to retain any future earnings to finance the development and expansion of our business. The payment of dividends by us on our common stock is limited by our debtagreements. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

We may incur increased costs as a result of recently enacted and proposed changes in laws and regulations.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules related to corporate governance and other matters subsequently adopted by the SEC and the Nasdaq Stock Market, could result in increased costs to us. The new rules and any related regulations that may be proposed in the future could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.

Risks Related to our Committed Equity Financing Facility

Our committed equity financing facility with Kingsbridge may not be available to us if we elect to make a draw down, may require us to make additional “blackout” or other payments to Kingsbridge and may result in dilution to our stockholders.

In December 2006, we entered into the CEFF with Kingsbridge. The CEFF entitles us to sell and obligates Kingsbridge to purchase, from time to time over a period of 36 months, shares of our common stock for cash consideration up to an aggregate of $40.0 million, subject to specified conditions and restrictions. Kingsbridge will not be obligated to purchase shares under the CEFF unless specified conditions are met, which include a minimum price for our common stock; the accuracy of representations and warranties made to Kingsbridge; compliance with laws; and the effectiveness of a registration statement registering for resale the shares of common stock to be issued in connection with the CEFF. In addition, among other termination rights, Kingsbridge is permitted to terminate the CEFF by providing written notice to us within 10 business days after it obtains actual knowledge that an event has occurred resulting in a material and adverse effect on our business, operations, properties or financial condition (subject to specified exceptions, including conditions or events that are reasonably expected to occur in the ordinary course of our business). If we are unable to access funds through the CEFF, or if Kingsbridge terminates the CEFF, we may be unable to access capital on favorable terms, or at all.

We are entitled, in certain circumstances, to deliver a “blackout” notice to Kingsbridge to suspend the use of this prospectus and prohibit Kingsbridge from selling shares under this prospectus for a certain period of time.  If we deliver a blackout notice in the 75 trading days following the settlement of a draw down and the volume weighted average price on the trading day immediately preceding the related blackout period is greater than the volume weighted average price on the first trading day following such blackout period, or if the registration statement of which this prospectus is a part is not effective in circumstances not permitted by our registration rights agreement with Kingsbridge, then we must make a payment to Kingsbridge, or issue Kingsbridge additional shares in lieu of this payment, as liquidated damages, which amounts are described in the registration rights agreement with Kingsbridge.  If the trading price of our common stock declines during a suspension of the resale registration statement, the blackout or other payment could be significant.

Should we sell shares to Kingsbridge under the CEFF, or issue shares in lieu of a blackout payment, it will have a dilutive effect on the holdings of our current stockholders and may result in downward pressure on the price of our common stock. If we draw down amounts under the CEFF, we will issue shares to Kingsbridge at a discount of up to 10% from the volume weighted average price of our common stock. If we draw down amounts under the CEFF when our stock price is decreasing, we will need to issue more shares to raise the same amount than if our stock price was higher. Issuances in the face of a declining stock price will have an even greater dilutive effect than if our stock price were stable or increasing and may further decrease our stock price.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding, among other things, our business, our financial position and the research and development of biopharmaceutical products. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” or similar expressions.  Such statements are based largely upon our expectations and projections about future events, and so are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing biopharmaceutical products, that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.  Among the factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements are risks and uncertainties incorporated by reference under “Risk Factors” in this prospectus and in our other filings with the SEC.

Although our forward-looking statements reflect good faith beliefs of our management, these statements are based only on facts and circumstances currently known to us.  As a result, we cannot guarantee future results, events, levels of activity, performance or achievement as expressed in or implied by our forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder pursuant to this prospectus. Any sale of shares by us to Kingsbridge under the common stock purchase agreement or in connection with the exercise of the Kingsbridge warrant will be made pursuant to an exemption from the registration requirements of the Securities Act. We will use the proceeds from these sales of shares to Kingsbridge for general corporate purposes, including clinical trials, research and development expenses, general and administrative expenses, manufacturing expenses, the construction and validation of our commercial scale facility and related expenses, and potential acquisitions of companies and technologies that complement our business, although we are not currently a party to any binding agreements or commitments with respect to the acquisition of any companies or technologies. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to Kingsbridge. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by Kingsbridge of shares of common stock that we may issue pursuant to the common stock purchase agreement we entered into with Kingsbridge on December 19, 2006, or upon exercise of the warrant that we issued to Kingsbridge on December 19, 2006. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the registration rights agreement we entered into with Kingsbridge on December 19, 2006.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares that it acquires under the common stock purchase agreement or upon exercise of the warrant.

The following table presents information regarding Kingsbridge, as the selling stockholder, and the shares that it may offer and sell from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of December 19, 2006. As used in this prospectus, the term “selling stockholder” includes Kingsbridge and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares of common stock beneficially owned prior to the offering shown in the table below is based both on an aggregate of 32,393,483 shares of our common stock outstanding on February 13, 2007, and on the assumption that all shares of common stock issuable under the common stock purchase agreement with Kingsbridge and all shares of common stock issuable upon exercise of the warrant by Kingsbridge are outstanding as of that date.

	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering
Stockholders	Number		Percent		Number	Percent
Kingsbridge Capital Limited(1)	6,058,820	(2)	15.76%	6,058,820	0	0%

(1)	The business address of Kingsbridge Capital Limited is Attention: Mr. Tony Hillman, PO Box 1075, Elizabeth House, 9 Castle Street, St. Helier, Jersey, JE42QP, Channel Islands.
(2)

Consists of 6,058,820 shares of common stock, the maximum number of shares of common stock issuable under the committed equity financing facility we entered into with Kingsbridge on December 19, 2006, including 250,000 shares of common stock issuable upon exercise of the warrant we issued to Kingsbridge on December 19, 2006, which warrant is not exercisable before June 19, 2007. For the purposes hereof, we assume the issuance of all 6,058,820 shares.

PLAN OF DISTRIBUTION

We are registering 6,058,820 shares of common stock under this prospectus on behalf of Kingsbridge. Except as described below, to our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of the brokers or market makers that will participate in the sale of the shares.

The selling stockholder may decide not to sell any shares. The selling stockholder may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Kingsbridge is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Kingsbridge has advised us that it may effect resales of our common stock through any one or more registered broker-dealers. To the extent the selling stockholder may be deemed to be an underwriter, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Sales may be made over the Nasdaq Global Market, on the over-the-counter market, otherwise, or in a combination of such methods of sale, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•

a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from the purchaser).  Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the Nasdaq Global Market, on the over-the-counter market, in privately-negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Kingsbridge and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees, as well as certain fees of counsel for the selling stockholder incurred in the preparation of the CEFF agreements and the registration statement of which this prospectus forms a part. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

Under the terms of the Kingsbridge common stock purchase agreement and the registration rights agreement, we have agreed to indemnify the selling stockholder and specified other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed.  Any prospectus supplement or post-effective amendment will be filed with the SEC, to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for specified periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Cooley Godward Kronish LLP, San Diego, California. As of the date of this prospectus, investment funds affiliated with Cooley Godward Kronish LLP owned 40,927 shares of common stock.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the SEC’s public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents.  Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering is completed:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2005 which was filed on March 29, 2006, including all material incorporated by reference therein;

•                   Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 which were filed on May 15, 2006, August 14, 2006 and November 14, 2006, respectively, including all material incorporated by reference therein;

•                   Our Current Reports on Form 8-K filed on May 11, 2006, June 20, 2006, July 14, 2006, August 10, 2006, November 13, 2006, November 14, 2006, December 7, 2006, December 8, 2006, December 13, 2006,  December 20, 2006 and February 13, 2007 (except for the information in any of the foregoing Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 therein); and

•                   The description of our common stock contained in our Registration Statement on Form 8-A filed on January 27, 2005.

 We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents).  Such request may be directed to  Favrille, Inc., 10445 Pacific Center Court, San Diego, California 92121, (858) 526-8000.  You may also obtain copies of these documents through our website at www.favrille.com.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus.  This prospectus does not contain or incorporate by reference all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference into the registration statement.  The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s web site or at the SEC’s office referred to above.  Any statement made or incorporated by reference in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document.  If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.  Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth all expenses payable by the registrant in connection with the sale of the common stock being registered. The stockholders will not bear any portion of these expenses. All the amounts shown are estimates except for the registration fee.

SEC registration fee	$5,000
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Printing and miscellaneous expenses	$5,000
Total	$45,000

Item 15. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent not prohibited under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•                  for any transaction from which the director derives an improper personal benefit,

•                  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

•                  for improper payment of dividends or redemptions of shares, or

•                  for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons, to the fullest extent permitted by the Delaware General Corporation Law, against any and all expenses actually and reasonably incurred (including all attorneys’, witness, or other professional fees and related disbursements, and other out-of-pocket costs of whatever nature) in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under the indemnity agreements for any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether of a civil, criminal, administrative or investigative nature, and whether formal or informal in any case, to which any such person was, is or will be involved as a party (including in derivative actions brought on behalf of us or in direct actions brought by us). We are not obligated to indemnify any of our directors or executive officers pursuant to the indemnity agreements for any proceeding related to (i) payments made to any such person in violation of law; (ii) repayment of profits made from the purchase or sale by such person of our securities to the extent such repayment resulted from such person’s receipt of monetary personal profit pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) conduct by any such persons that is in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct; or (iv) conduct constituting a breach of any such person’s duty of loyalty to us or resulting in any personal profit or advantage to which such person is not legally entitled.  The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

3.1	Registrant’s Amended and Restated Certificate of Incorporation.(1)

3.2	Registrant’s Amended and Restated Bylaws.(1)

4.1	Form of Common Stock Certificate of Registrant.(1)

4.2	Amended and Restated Investor Rights Agreement dated March 26, 2004 between the Registrant and certain of its stockholders.(1)

4.3	Amendment No. 1 to Amended and Restated Investor Rights Agreement dated April 6, 2004 between the Registrant and certain of its stockholders.(1)

4.4	Securities Purchase Agreement dated March 6, 2006, by and among the Registrant and the individuals and entities identified on Exhibit A thereto (the “Securities Purchase Agreement”).(2)

4.5	Form of Warrant issued pursuant to the Securities Purchase Agreement.(2)

4.6	Warrant to purchase 48,834 shares of Common Stock dated December 30, 2005 issued to General Electric Capital Corporation.(3)

4.7	Warrant to purchase 48,834 shares of Common Stock dated December 30, 2005 issued to Oxford Finance Corporation.(3)

4.8	Warrant, dated December 19, 2006, issued by the Registrant to Kingsbridge Capital Limited.(4)

4.9	Registration Rights Agreement, dated December 19, 2006, by and between the Registrant and Kingsbridge Capital Limited.(4)

5.1	Opinion of Cooley Godward Kronish LLP.

10.1	Common Stock Purchase Agreement, dated as of December 19, 2006, by and between the Registrant and Kingsbridge Capital Limited.(4)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

(1)                    Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (No. 333-114299), as amended, and incorporated by reference herein.

(2)                    Previously filed as an exhibit to the Company’s Current Report on Form 8-K dated March 6, 2006 and incorporated herein by reference.

(3)                    Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and incorporated herein by reference.

(4)                    Previously filed as an exhibit to the Company’s Current Report on Form 8-K dated December 19, 2006 and incorporated herein by reference.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum aggregate offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 15th day of February, 2007.

FAVRILLE, INC.

By:	/s/ JOHN P. LONGENECKER, PH.D
John P. Longenecker, Ph.D.
President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Longenecker, Ph.D. and Tamara A. Seymour, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith (including any registration statement relating to this registration statement and filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ JOHN P. LONGENCKER, PH.D.	President, Chief Executive Officer and	February 15, 2007
John P. Longenecker, Ph.D.	Director (Principal Executive Officer)

/s/ TAMARA A SEYMOUR	Chief Financial Officer (Principal	February 15, 2007
Tamara A. Seymour	Financial and Accounting Officer)

Director
Cam L. Garner

Director
Michael L. Eagle

Director
Antonio J. Grillo-Lopez, M.D.

/s/ PETER BARTON HUTT	Director	February 15, 2007
Peter Barton Hutt

/s/ FRED MIDDLETON	Director	February 15, 2007
Fred Middleton

/s/ DAVID MOLOW, PH.D.	Director	February 15, 2007
David Molowa, Ph.D.

/s/ ARDA MINOCHERHOMJEE, PH.D.	Director	February 15, 2007
Arda Minocherhomjee, Ph.D.

Director
Wayne I. Roe

/s/ IVOR ROYSTON, M.D.	Director	February 15, 2007
Ivor Royston, M.D.

INDEX TO EXHIBITS

Exhibit Number	Description of Document
3.1	Registrant’s Amended and Restated Certificate of Incorporation.(1)

3.2	Registrant’s Amended and Restated Bylaws.(1)

4.1	Form of Common Stock Certificate of Registrant.(1)

4.2	Amended and Restated Investor Rights Agreement dated March 26, 2004 between the Registrant and certain of its stockholders.(1)

4.3	Amendment No. 1 to Amended and Restated Investor Rights Agreement dated April 6, 2004 between the Registrant and certain of its stockholders.(1)

4.4	Securities Purchase Agreement dated March 6, 2006, by and among the Registrant and the individuals and entities identified on Exhibit A thereto (the “Securities Purchase Agreement”).(2)

4.5	Form of Warrant issued pursuant to the Securities Purchase Agreement.(2)

4.6	Warrant to purchase 48,834 shares of Common Stock dated December 30, 2005 issued to General Electric Capital Corporation.(3)

4.7	Warrant to purchase 48,834 shares of Common Stock dated December 30, 2005 issued to Oxford Finance Corporation.(3)

4.8	Warrant, dated December 19, 2006, issued by the Registrant to Kingsbridge Capital Limited.(4)

4.9	Registration Rights Agreement, dated December 19, 2006, by and between the Registrant and Kingsbridge Capital Limited.(4)

5.1	Opinion of Cooley Godward Kronish LLP.

10.1	Common Stock Purchase Agreement, dated as of December 19, 2006, by and between the Registrant and Kingsbridge Capital Limited.(4)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

(1)                   Previously filed as an exhibit to the Company’s Registration Statement on Form S-1 (No. 333-114299), as amended, and incorporated by reference herein.

(2)                  Previously filed as an exhibit to the Company’s Current Report on Form 8-K dated March 6, 2006 and incorporated herein by reference.

(3)                   Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and incorporated herein by reference.

(4)                    Previously filed as an exhibit to the Company’s Current Report on Form 8-K dated December 19, 2006 and incorporated herein by reference.